Exhibit 5
                                Hunton & Williams
                          RIVERFRONT PLAZA, EAST TOWER
                              951 EAST BYRD STREET
                          RICHMOND, VIRGINIA 23219-4074


                                                           FILE NO.:  27789.252
                                                   DIRECT DIAL:  (804) 788-8267

                              January 30, 1998

Board of Directors
United Dominion Realty Trust, Inc.
10 South Sixth Street
Richmond, Virginia  23219

                       Registration Statement on Form S-4
                        8,412,714 Shares of Common Stock

Gentlemen:

         We are acting as counsel for United Dominion Realty Trust, Inc. (the "Company") in connection with the registration under the Securities Act of 1933 of 8,412,714 shares of Common Stock, $1 par value, of the Company (the "Shares"). The Shares are described in the Registration Statement on Form S-4 of the Company (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on January , 1998. In connection with the filing of the Registration Statement you have requested our opinion concerning certain corporate matters.

         We are of the opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia.

         2. When the Shares have been issued in the merger and related transactions described in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the Proxy Statement/Prospectus included therein.

                                                              Very truly yours,


                                                              HUNTON & WILLIAMS